Exhibit 8

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (the “Amendment”) is made and entered into as of January 31, 2007, by and among Philippine Long Distance Telephone Company, a corporation organized under the laws of the Philippines (the “Company”), NTT Communications Corporation, a corporation organized under the laws of Japan (“NTT Communications”) and NTT DoCoMo, Inc., a corporation organized under the laws of Japan (“DoCoMo”).

WHEREAS, the Company and NTT Communications are parties to that certain Registration Rights Agreement, dated as of March 24, 2000 (the “Agreement”), pursuant to which, among other things, the Company has agreed, on the terms and subject to the conditions set forth therein, to register, under the United States Securities Act of 1933, as amended, certain Registrable Securities (as defined in the Agreement) for itself and on behalf of any Holder (as defined in the Agreement);

WHEREAS, First Pacific Company Limited, Metro Pacific Corporation, Metro Asia Link Holdings, Inc., Metro Pacific Resources, Inc., Larouge B.V., Metro Pacific Assets Holdings, Inc., the Company, NTT Communications and DoCoMo are parties to a Co-Operation Agreement dated as of January 31, 2006 (the “Co-Operation Agreement”), pursuant to which the Company and NTT Communications have agreed that, among other things, NTT Communications and the Company will amend the Agreement to increase NTT Communications’ entitlement to require four (4) demand registrations to six (6) demand registrations, and will, together with DoCoMo, review and hold discussions with one another in good faith with a view to determining whether any additional amendments to the Agreement need to be made;

WHEREAS, DoCoMo is an Affiliate (as defined in the Agreement) of NTT Communications which the parties hereto agree should be deemed a Holder for the purposes of the Agreement; and

WHEREAS, the Company, NTT Communications and DoCoMo desire to amend the Agreement to include DoCoMo as a party to the Agreement in order that DoCoMo may exercise certain rights of a Holder thereunder independently of NTT Communications;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

SECTION 1. Agreement

(a)	Any and all references to NTT Communications in the Agreement shall be construed to be references to “NTT Communications and DoCoMo” acting severally pursuant to the Agreement.

(b)	Notwithstanding the foregoing,

(i)	Such references shall not be so construed in Sections 2(a), 2(f), 3(a), 6, 9.2 and 9.6 of the Agreement;

(ii)	References to “NTT Communications” in Section 2(c), 2(e), 5 and 7(b) of the Agreement shall be construed as references to “NTT Communications and/or DoCoMo, as the case may be”; and

(iii)	References to “NTT Communications” in Section 9.7 of the Agreement shall be construed as references to “NTT Communications or DoCoMo.”

(c)	DoCoMo hereby agrees, mutatis mutandis, to be bound by the obligations of NTT Communications under the terms of the Agreement, provided, however, that (1) in no event shall DoCoMo be liable under the Agreement for any breach by NTT Communications of the Agreement and (2) in no event shall NTT Communications be liable under the Agreement for any breach by DoCoMo of the Agreement.

(d)	Notwithstanding any provision in the Agreement to the contrary, NTT Communications and DoCoMo agree that NTT Communications and DoCoMo will not both be entitled to claim in respect of any matter to the extent that a loss could only be properly incurred by one or the other of NTT Communications and DoCoMo.

SECTION 2. Amendment

(a) The definition of “Holder” in Section 1 of the Agreement is hereby deleted and replaced in its entirety as follows: “Holder” means NTT Communications or DoCoMo or any of their respective Affiliates which owns Registrable Securities and has agreed, mutatis mutandis, to be bound by the obligations of NTT Communications or DoCoMo, as applicable, under the terms of this Agreement.”

(b) The definition of “Registration Period” in Section 1 of the Agreement is hereby deleted and replaced in its entirety as follows: “Registration Period” means the time period described in Section 2(a) in the case of NTT Communications, and in Section 2(g), in the case of DoCoMo.

(c) The following definition shall be added in Section 1: “Shareholders Agreement” means the Shareholders Agreement dated March 24, 2000, entered into by NTT Communications Capital (UK) Limited, NTT Communications, First Pacific Company Limited, Metro Pacific Corporation, Metro Asia Link Holdings Inc., Metro Pacific Resources, Inc., Larouge B.V. and Metro Pacific Assets Holdings, Inc., as amended from time to time.

(d) The following definitions shall be added in Section 1: “NTT Registrable Securities” means twelve million six hundred thirty three thousand four hundred eighty seven (12,633,487) shares of Registrable Securities held by NTT Communications as of the Effective Date (as defined in the Co-Operation Agreement), and “DoCoMo Registrable Securities” means twelve million six hundred thirty three thousand four hundred eighty six (12,633,486) shares of Registrable Securities held by DoCoMo as of the Effective Date (as defined in the Co-Operation Agreement).

(e) The following definitions shall be added in Section 1: “NTT Free Demand Registration” means one (1) Demand Registration for which the Company shall pay all costs, fees and expenses incurred by NTT Communications in relation to its exercise of such right, in accordance with Section 6; “DoCoMo Free Demand Registration” means one (1) Demand Registration for which the Company shall pay all costs, fees and expenses incurred by DoCoMo in relation to its exercise of such right, in accordance with Section 6; and “Free Demand Registration” means one (1) Demand Registration for which the Company shall pay all costs, fees and expenses incurred by DoCoMo or NTT Communications in relation to its exercise of such right, in accordance with Section 6.

(f) The following definitions shall be added in Section 1: “NTT Demand Registration” means one (1) Demand Registration for which NTT Communications shall pay all costs, fees and expenses incurred by it in its exercise of such right; “DoCoMo Demand Registration” means one (1) Demand Registration for which DoCoMo shall pay all costs, fees and expenses incurred by it in its exercise of such right and “Not-Free Demand Registration” means one (1) Demand Registration for which either DoCoMo or NTT Communications shall pay all costs, fees and expenses incurred by it in its exercise of such right.

(g) The following definitions shall be added in Section 1: “NTT-Held Shares” means NTT Registrable Securities minus the number of Registrable Securities disposed by NTT Communications pursuant to the public offering of Registrable Securities by the exercise of any of the Demand Registrations under this Agreement; and “DoCoMo-Held Shares” means DoCoMo Registrable Securities minus the number of Registrable Securities disposed by DoCoMo pursuant to the public offering of Registrable Securities by the exercise of any of the Demand Registrations under this Agreement.

(h) Section 2(a) of the Agreement is hereby deleted in its entirety and replaced as follows: “At any time on or after the Effective Date of the Co-Operation Agreement, each of NTT Communications and DoCoMo, for itself and on behalf of any other relevant Holder(s), shall have the right, from time to time, by written notice (the “Demand Notice”) given to the Company, to require the Company to register under and in accordance with the provisions of the Securities Act all or part of the Registrable Securities as designated in such Demand Notice, provided, however, that (i) NTT Communications and DoCoMo (together) shall be entitled to require six (6) Demand Registrations in the aggregate, (ii) the Company need only effect one Demand Registration in any twelve (12) month period and (iii) the Company shall not be obligated to effect, or take any action to effect, any such Demand Registration if the Registrable Securities proposed to be registered by all relevant Holders to be registered pursuant to such Demand Notice do not have, in the reasonable opinion of NTT Communications or DoCoMo (depending on which party has given such Demand Notice) at the time the Demand Notice is given, an anticipated aggregate public offering size (before any underwriting discounts and commissions) of at least US$75 million. In requiring the Demand Registrations pursuant to this Section 2(a), each of NTT Communications and DoCoMo shall be entitled to require two (2) Demand Registrations (the NTT Free Demand Registration and the NTT Demand Registration for NTT Communications, and the DoCoMo Free Demand Registration and the DoCoMo Demand Registration for DoCoMo), and either of NTT Communications and DoCoMo shall be entitled to require either or both of the remaining two (2) Demand Registrations (the Free Demand Registration and the Not-Free Demand Registration), which shall be exercised by NTT Communications or DoCoMo in accordance with the provisions of this Agreement, provided that the Company will be under no obligation with respect to any such exercise of the Demand Registrations until such time as the Company has received notice regarding the exercise of such Demand Registrations from NTT Communications or DoCoMo. Notwithstanding this Section 2(a), in the event that NTT Communications and DoCoMo jointly give to the Company a Demand Notice to register the Registrable Securities held by NTT Communications and DoCoMo, the Demand Registration pursuant to such joint Demand Notice shall be deemed to be the request of one (1) Demand Registration under this Agreement, provided that the Demand Notice states which of NTT Communications and DoCoMo shall be deemed to have exercised one of its Demand Registrations under this Agreement. In the event that either of NTT Communications and DoCoMo ceases to hold any of the Registrable Securities, the right to require the remaining Demand Registrations which would otherwise have been exercisable by such party ceasing to hold all the Registrable Securities shall pass to the other, in accordance with Section 6 of this Agreement.”

(i) Section 2(f) of the Agreement is hereby deleted in its entirety and replaced as follows: “If the Demand Registration is for an underwritten offering and the managing underwriter thereof advises the Company in writing that, in its opinion, the number of shares of Registrable Securities requested to be included in such offering exceeds the number that can be sold in such offering without materially and adversely affecting the offering, the Company shall include in such registration (i) first, the Registrable Securities held by NTT Communications and/or DoCoMo requiring the Demand Registration, and (ii) second, to the extent that such securities may be included without materially and adversely affecting the offering, in the opinion of such managing underwriter, any other securities of the Company held by persons having rights to participate in such Demand Registration. If all or a portion of the Registrable Securities in respect of which NTT Communications and DoCoMo have jointly requested registration pursuant to Section 2(a) above may not be included in such registration, then the Company shall include the maximum number of the Registrable Securities in proportion to the respective amounts of such Registrable Securities which NTT Communications, on the one hand, and DoCoMo, on the other hand, have jointly requested registration of, and in preference to any other securities of the Company held by persons having rights to participate in such Demand Registration.”

(j) Section 2 of the Agreement is hereby amended to add a new Section 2(g), to read in its entirety as follows: “Notwithstanding anything else in this Agreement, DoCoMo’s rights hereunder shall only be exercisable after the third (3rd) anniversary of the Effective Date of the Co-Operation Agreement, or at such earlier time when the lock-up obligation under Clause 9.2.1 of the Co-Operation Agreement has been terminated pursuant to Clause 9.2.2. thereof.”

(k) Section 3(a) of the Agreement is hereby deleted in its entirety and replaced as follows: “Rights to Piggyback. Whenever the Company proposes to register any of its Common Stock under the Securities Act (other than a registration on Form F-4 or any successor form thereto or any registration of securities in connection with any employee stock option, stock purchase, stock bonus or like plan of the Company) during the Registration Period, whether or not for sale for its own account, the Company will give prompt written notice of such proposed filing to NTT Communications and DoCoMo at least 30 days before the anticipated filing date. Such notice shall offer the Holders the opportunity to register such amount of Registrable Securities as NTT Communications and/or DoCoMo, as the case may be, shall request (a “Piggyback Registration”). Subject to Sections 3(b) and 3(c) hereof, the Company shall include in each such Piggyback Registration all Registrable Securities with respect to which the Company has received a written request from NTT Communications and/or DoCoMo, as the case may be, for inclusion therein at least 7 days prior to the anticipated filing date. If the Registration Statement relating to the Piggyback Registration is to cover an underwritten offering, such Registrable Securities shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. NTT Communications and/or DoCoMo, as the case may be, on behalf of the relevant Holders, shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least 3 days prior to the effective time of such Piggyback Registration.”

(l) Section 6 of the Agreement is hereby deleted in its entirety and replaced as follows: “Whether or not any Registration Statement is filed or becomes effective, the Company shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement in connection with the exercise by DoCoMo, NTT Communications, or DoCoMo and NTT Communications acting jointly, of three (3) (in aggregate) Demand Registration rights), including (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws, including reasonable fees and disbursements of counsel in connection therewith, (iii) printing expenses (including expenses of printing certificates for Registrable Securities and of printing prospectuses (including preliminary prospectuses) if the printing of prospectuses is requested by DoCoMo, NTT Communications, or DoCoMo and NTT Communications acting jointly, or the managing underwriter, if any), (iv) messenger, telephone and delivery expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company (including, without limitation, expenses of any “cold comfort” letters required in connection with this Agreement) and all other persons retained by the Company in connection with the Registration Statement, (vii) fees and expenses customarily reimbursed or paid by issuers or selling security holders on behalf of underwriters in underwritten offerings in the United States, and (viii) all other reasonable costs, fees and expenses incident to the Company’s performance or compliance with this Agreement. In paying such costs, fees and expenses pursuant to this Section 6, the Company shall pay all costs, fees and expenses incident to the Company’s performance of or compliance with this Agreement for each of the NTT Free Demand Registration, DoCoMo Free Demand Registration, and Free Demand Registration. The right to exercise the Free Demand Registration and Not-Free Demand Registration shall be subject to the following provisions:

1.	In the event that either of NTT Communications or DoCoMo no longer owns any Registrable Securities, the other party shall have the right to exercise all the remaining Demand Registration available at such time.

2.	In the event that either of NTT Communications or DoCoMo sells 50% or more of the NTT Registrable Securities or DoCoMo Registrable Securities, respectively, to the other party, the party who purchases such Registrable Securities from the other party shall have the right to exercise the Free Demand Registration and the Not-Free Demand Registration remaining at such time.

3.	In the event that neither of subparagraph 1 nor 2 above occurs, then the exercise of the Free Demand Registration and the Not-Free Demand Registration shall be determined by discussion between NTT Communications and DoCoMo.

4.	If NTT Communications and DoCoMo cannot agree as to which party has the right to exercise the Free Demand Registration and Not-Free Demand Registration, the party holding more Registrable Securities, determined by comparing the NTT-Held Shares and the DoCoMo-Held Shares at such time, shall have the right, by giving notice to the other party, to choose from either the right to exercise the Free Demand Registration or the right to exercise the Not-Free Demand Registration. The party without the right to choose shall automatically receive the remaining Demand Registration. If the party holding more Registrable Securities chooses the right to exercise the Free Demand Registration, it shall have such right to exercise the Free Demand Registration for a period of five (5) years commencing on the date on which the party gives notice of choosing the right to exercise the Free Demand Registration; provided that, if such party does not exercise such right during the five (5) year period, either of NTT Communications or DoCoMo shall have the right to exercise the Free Demand Registration at any time thereafter. In the event that either of NTT Communications or DoCoMo exercises the Free Demand Registration after such five (5) year period, the other party shall have the right to exercise the Not-Free Demand Registration, if remaining at such time.

5.	Each of NTT Communications and DoCoMo may exercise the Demand Registration rights it holds at its discretion; however, each of NTT Communications and DoCoMo must exercise its NTT Free Demand Registration right or DoCoMo Free Demand Registration right before it exercises the Free Demand Registration right, and each of NTT Communications and DoCoMo must exercise its NTT Demand Registration right or DoCoMo Demand Registration right before it exercises the Not-Free Demand Registration right.

6.	In the event that NTT Communications and DoCoMo jointly give to the Company a Demand Notice to register the Registrable Securities held by NTT Communications and DoCoMo, as provided in Section 2(a) of this Agreement, it shall be deemed to be the request of one (1) Demand Registration under this Agreement and NTT Communications and DoCoMo shall determine through discussion whose Demand Registration right shall be deemed exercised.

Notwithstanding the foregoing, any discounts, commissions or fees payable to brokers, dealers or underwriters and any transfer taxes relating to the disposition of the Registrable Securities by a Holder will be payable by such Holder. DoCoMo, NTT Communications, or DoCoMo and NTT Communications jointly, as the case may be, shall bear, and shall reimburse and indemnify the Company from and against, all the costs, fees, taxes, duties or other charges and expenses incurred in connection with any exercise of any of the NTT Demand Registration, DoCoMo Demand Registration and Not-Free Demand Registration (in aggregate) under this Agreement, whether or not such exercise leads to a successful registration of Registrable Securities, as and when incurred.

Notwithstanding anything else to the contrary in this Agreement, the parties hereby acknowledge and agree that NTT Communications and DoCoMo may, as between themselves, agree to other arrangements relating to the respective rights of NTT Communications or DoCoMo to exercise any Demand Registrations and the Company hereby agrees to be bound by such arrangements agreed to between NTT Communications and DoCoMo; provided that NTT Communications and DoCoMo shall send a joint notice to the Company describing such arrangements prior to the exercise of any Demand Registrations in accordance with such arrangements; and provided further that such arrangements shall not result in the Company incurring additional costs or performing additional obligations in connection with the Demand Registrations under this Agreement.”

(m) Section 9.2 of the Agreement is hereby amended to add additional notice details in relation to DoCoMo, to read in its entirety as follows: “To DoCoMo:

NTT DoCoMo, Inc.

41st Floor, 11-1 Nagata-cho 2-Chome, Chiyoda-Ku, Tokyo 100-6150 Japan

Facsimile: (81)3-5156-0204

Attention: Managing Director, Global Business Development”

(n) Section 9.2 of the Agreement is hereby amended to change notice details in relation to NTT Communications, to read in its entirety as follows: “To NTT Communications:

NTT Communications Corporation

1-1-6 Uchisaiwai-cho, Chiyoda-Ku, Tokyo 100-8019 Japan

Facsimile: (81)3-3539-5680

Attention: Vice President, Corporate Planning Department

With a copy to :

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower

The Landmark

15 Queen’s Road Central

Hong Kong

Facsimile: (852) 3740-4727

Attention: Managing Partner

and

Skadden, Arps, Slate, Meagher & Flom LLP

Izumi Garden Tower 21st Floor

1-6-1 Roppongi, Minato-ku, Tokyo 106-6021 Japan

Facsimile: (81) 3-3568-2626

Attention: Managing Partner”

(o) Section 9.2 of the Agreement is hereby amended to change notice details in relation to the Company, to read in its entirety as follows: “To the Company:

Philippine Long Distance Telephone Company

12th Floor, Ramon Cojuangco Building

Makati Avenue, Makati City

Metro Manila

Philippines

Facsimile: (632) 844-9099

Attention: Anabelle Lim-Chua

With copies to :

Philippine Long Distance Telephone Company

9/F MGO Building

Legazpi Street corner Dela Rosa Street

Legaspi Village, Makati City

Metro Manila

Philippines

Facsimile: (632) 888-0686

Attention: Ma. Lourdes C. Rausa-Chan

and

Latham & Watkins LLP

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Phone: (852)2912-2501

Facsimile: (852) 2522-7006

Attention: John Otoshi

(p) The second sentence of Section 9.4 of the Agreement is hereby deleted in its entirety and replaced with the following sentence: “Except as set forth herein, neither the Company nor any Holder shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company and the other Holders, with respect to an assignment by any Holder, or the

Holders, with respect to an assignment by the Company, provided, that no consent of the Company or the other Holders shall be required for the assignment by any Holder of this Agreement or any of the rights and obligations of such Holder hereunder to any Permitted Transferee (as defined in the Shareholders Agreement) but notice of any such assignment to a Permitted Transferee shall be given to the Company.”

(q) Section 9.6 of the Agreement is hereby deleted in its entirety and replaced as follows: “Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the prior written consent of the Company and NTT Communications and DoCoMo (or, if NTT Communications or DoCoMo is no longer a Holder, Holders of at least a majority in number of the Registrable Securities then outstanding).”

SECTION 3. Others

This Amendment shall become effective as of the date first above written and remain in full force and effect as long as the Agreement remains in full force and effect. All provisions of the Agreement other than those amended in accordance with this Amendment shall remain unchanged and be in full force and effect.

This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when each party has executed and delivered a counterpart to the other party.

This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

PHILIPPINE LONG DISTANCE TELEPHONE COMPANY

By:	/s/ Napoleon L. Nazareno
Name:	Napoleon L. Nazareno
Title:	President and CEO

NTT COMMUNICATIONS CORPORATION

By:	/s/ Jun Sawada
Name:	Jun Sawada
Title:	Vice President, Corporate Planning

NTT DOCOMO, INC.

By:	/s/ Toshinari Kunieda
Name:	Toshinari Kunieda
Title:	Managing Director, Global Business Department